Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

SpectraLink Corporation:

We consent to the incorporation by reference in Registration Statements File Nos. 333-4650 (Form S-8), 333-30225 (Form S-8), 333-58803 (Form S-8), 333-59666 (Form S-8), 333-89210 (Form S-8), 333-107287 (Form S-8), 333-136816 (Form S-8) and 333-132920 (Form S-8) of SpectraLink Corporation of our reports dated March 16, 2007 with respect to the consolidated balance sheets of SpectraLink Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related schedules, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of SpectraLink Corporation.

Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share Based Compensation, as of January 1, 2006.

KPMG LLP

Denver, Colorado

March 16, 2007